Exhibit 99.1

EXHIBIT 99.1 PRESS RELEASE, DATED AUGUST 8, 2007, OF ENERSYS REGARDING FINANCIAL RESULTS FOR THE FIRST FISCAL QUARTER OF 2008

EnerSys Reports First Fiscal Quarter of 2008 Results

READING, PA, August 8, 2007/PRNewswire-FirstCall/ — EnerSys (NYSE:ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today its financial results for the first fiscal quarter of 2008. Net earnings for the Company’s first fiscal quarter of 2008 were $7.4 million, or $0.16 per basic share and $0.15 per diluted share, which includes the $6.8 million ($9.9 million pretax), or $0.14 per share, unfavorable impact of the previously disclosed European restructuring plan and $0.1 million ($0.2 million pretax) of costs associated with a secondary offering of the Company’s common stock held by certain of our stockholders. Net earnings in the first fiscal quarter of the prior year were $ 12.2 million, or $0.26 per basic and diluted share, which included $1.9 million ($2.8 million pretax) or a $0.04 per share favorable impact from a legal settlement. Excluding the highlighted charges and credits, non-GAAP adjusted net earnings for the first fiscal quarter of 2008 were $14.3 million or $0.31 per basic share and $0.30 per diluted share, compared to non-GAAP adjusted net earnings for the first fiscal quarter of 2007 of $10.3 million or $0.22 per basic and diluted share. Please refer to the paragraph below under the heading “Reconciliation of Non-GAAP Adjusted Financial Measures” for a discussion of the Company’s use of Non-GAAP adjusted financial information. These adjusted results exceed diluted EPS guidance of $0.24—$0.28 per share, which also excluded the $0.14 per share impact of the European restructuring plan, as provided in our press release of June 13, 2007.

Net sales for the first fiscal quarter of 2008 were $429.9 million, compared to $359.0 million in the comparable period of the prior year, or an increase of 19.7%. Our first quarter growth rate includes: approximately 6% growth attributable to ongoing selling price recovery actions; approximately 5% growth due to stronger foreign currencies, primarily the euro compared to the U.S. dollar; and approximately 2% growth due to recent acquisitions. Organic growth in net sales for the first fiscal quarter of 2008 compared to the comparable period of the prior year (net sales growth excluding the effects of foreign currency translation, acquisitions and price increases) was approximately 7%.

EnerSys’ first fiscal quarter of 2008 operating results for its reporting segments, compared to the first fiscal quarter of 2007 are as follows (in millions):

	Reserve Power	Motive Power	Consolidated
Three months ended July 2, 2006:
Net sales	$158.4	$200.6	$359.0

Operating earnings before litigation settlement income	$9.4	$13.4	$22.8
Litigation settlement income	2.0	0.8	2.8

Operating earnings	$11.4	$14.2	$25.6

Three months ended July 1, 2007:
Net sales	$184.7	$245.2	$429.9

Operating earnings before restructuring charges	$8.5	20.6	29.1
Restructuring charges	(7.4)	(2.5)	(9.9)

Operating earnings	$1.1	$18.1	$19.2

“I am pleased with our results for the first quarter of our fiscal year 2008. We experienced solid sales growth of 20% and as adjusted diluted earnings per share growth of 36% versus prior year, with continued strong demand for our products and services. We continue to deal with the challenges of higher commodity costs, especially lead, through a combination of increased selling prices and our on-going cost reduction programs. Our previously announced European restructuring program remains on schedule to deliver its targeted savings,” stated John D. Craig, chairman, president and chief executive officer. “As part of this restructuring program, our recent Bulgarian acquisition is proceeding as anticipated with our reserve power business being the primary beneficiary of this additional low cost production facility.”

Craig added, “We anticipate that adjusted diluted net earnings per share for our second fiscal quarter of 2008 will be between $0.22 and $0.26, which excludes the expected additional charges of approximately $1.1 million ($0.02 per share) from the continuation of our European restructuring actions as described in our press release of May 23, 2007.”

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on management’s current expectations and subject to uncertainties and changes in circumstances. The Company’s actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect the Company’s results, including earnings estimates, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Quarterly Report on Form 10-Q for the first fiscal quarter ended July 1, 2007, which was filed with the U.S. Securities and Exchange Commission.

Reconciliation of Non-GAAP Adjusted Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses non-GAAP measures in their analysis of the Company’s performance. These measures, as used by EnerSys in past quarters and years, adjust net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and unusual charges and income items. Management believes presentations of financial measures reflecting these non-GAAP adjustments provide important supplemental measurement information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, the charges that the Company incurs as a result of restructuring activities associated with our acquisitions. Because these charges are incurred as a result of an acquisition, they are not a valid measure of the performance of our underlying business and accordingly, they are non-recurring in nature. These disclosures have limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts for the first fiscal quarters ended July 2, 2006 and July 1, 2007. Non-GAAP adjusted net earnings are calculated excluding highlighted charges and credits. The following table provides additional information regarding certain non-GAAP measures:

	Fiscal quarter ended
	July 2, 2006		July 1, 2007
	(In millions, except share and per share data)
Net earnings reconciliation
As reported net earnings	$12.2		$7.4
Non-GAAP adjustments (net of tax):
Restructuring charges	—		6.8	(2)
Secondary offering fees	—		0.1	(3)
Litigation settlement income	(1.9	) (1)	—

Non-GAAP adjusted net earnings	$10.3		$14.3

Outstanding shares used in per share calculations:
Basic	46,338,013		46,885,318

Diluted	47,145,216		47,851,531

Non-GAAP adjusted net earnings per share:
Basic	$0.22		$0.31

Diluted	$0.22		$0.30

Reported net earnings per share:
Basic	$0.26		$0.16

Diluted	$0.26		$0.15

(1)	Resulting from a favorable legal settlement of approximately $2.8 million pretax, net of fees and expenses, recorded in the first fiscal quarter of 2007.
(2)

Resulting from pretax charges of approximately $9.9 million in the first fiscal quarter of 2008, primarily for severance costs related to staff reductions, fixed asset write-offs and other acquisition related restructuring activities in Europe.

(3)	Resulting from approximately $0.2 million pretax of professional fees related to a secondary offering which occurred in the first fiscal quarter of 2008.

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Fiscal quarter ended
	July 2, 2006	July 1, 2007
Net sales	$359.0	$429.9
Gross profit	77.1	86.6
Operating expenses	54.3	57.5
Restructuring charges	—	9.9
Litigation settlement income	(2.8)	—
Operating earnings	25.6	19.2
Earnings before income taxes	17.8	10.7
Net earnings	$12.2	$7.4

Net earnings per common share:
Basic	$0.26	$0.16

Diluted	$0.26	$0.15

Weighted average shares outstanding:
Basic	46,338,013	46,885,318

Diluted	47,145,216	47,851,531

EnerSys will host a conference call to discuss the Company’s first fiscal quarter 2008 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for August 9, 2007, at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President and Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:
Date:	Thursday, August 9, 2007
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Call-In Number:	866-825-3354
International Dial-In Number:	617-213-8063
Passcode:	44781028

A replay of the conference call will be available from 11:00 a.m. on August 9, 2007, through midnight on September 8, 2007.

The replay information is:
Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	79548565

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627; Website http://www.enersys.com.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.